Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

DaVita Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-01620, No. 333 -34693, No. 333-34695, No. 333-46887, No. 333-75361, No. 333-56149, No. 333-30734, No. 333-30736, No. 333-63158, No. 333-42653, No. 333-86550 and No. 333-86556) and Form S-3 (No. 333-69227) of DaVita Inc. of our reports dated March 2, 2006, with respect to the consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of DaVita Inc.

Our report dated March 2, 2006, on management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired DVA Renal Healthcare, Inc. (formerly known as Gambro Healthcare, Inc.) effective October 1, 2005 and management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, DVA Renal Healthcare, Inc.’s internal control over financial reporting associated with total assets of approximately $900 million and total revenue of approximately $470 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of DVA Renal Healthcare, Inc.

/s/ KPMG LLP

Seattle, Washington

March 2, 2006